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Cane  &  Company,  LLC


Michael  A.  Cane*
Leslie  L.  Kapusianyk**     Stephen  F.X.  O'Neill****     Gary  R.  Henrie+
Michael  H.  Taylor***     Christine  S.  Beaman

2300  West  Sahara  Avenue,
Suite 500, Box 18
Las  Vegas,  NV   89102

Telephone:  (702)  312-6255
Facsimile:  (702)  944-7100
Email:  mht@stockslaw.com

December  18,  2002

Coyote  Ventures  Corp.
Suite  L-8,  601  W.  Broadway
Vancouver,  British  Columbia,  Canada  V5Z  4C2
Attention:  Mr.  Scott  C.  Houghton,  Principal  Executive  Officer
--------------------------------------------------------------------

Dear  Sirs:

Re:        Coyote  Ventures  Corp.  (the  "Company")
     -     Form  S-8  Registration  Statement
--------------------------------------------------------------------------------

We have acted as Nevada legal counsel to the Company in connection with the preparation of a registration statement on Form S-8 (the "Registration
Statement") filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 1,736,250 shares of the Company's common stock (the "Common Stock"), to be issued upon the exercise of options that have been granted under the Company's 2002 Stock Option Plan (the "Plan"). This opinion is being furnished pursuant to Item 601(b)(5) of Regulation S-B promulgated under the Securities Act.

In our capacity as Nevada legal counsel, we have reviewed the following documents:

     1. articles of incorporation and bylaws of the Company, as amended and in effect as of the date hereof;

     2.   the  Registration  Statement  and  the  exhibits  thereto;

     3.   the  Plan;

     4. certain records of the Company's corporate proceedings as reflected in its minute books, including forms of written consent to action without meeting of the directors of the Company pursuant to which the board of directors of the Company (a) approved the Plan; and (b) issued options under the Plan upon the exercise of which the Common Stock will be issued; and

    *Licensed Nevada, California, Washington and Hawaii State Bars; ** British
                               Columbia Bar only;
  *** Nevada and British Columbia Bars; ****Washington and British
             Columbia Bars; +Utah Bar only; ++ California Bar only


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The  Board  of  Directors
COYOTE  VENTURES  CORP.
December  18,  2002
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Page  2  of  3

     5. statutes, records and other documents as we have deemed relevant to the issuing of this opinion.

Based upon the foregoing and upon an examination of such questions of Nevada law as we have considered necessary or appropriate, and subject to the assumptions, exceptions, limitations, and qualifications set forth below, we advise you that it is our opinion that when issued and sold in the manner referred to in the Plan and pursuant to the agreements that are entered into in accordance with the terms and subject to the conditions of the Plan, including without limitation the payment of appropriate consideration for the Common Stock, the Common Stock will be duly authorized, legally and validly issued, fully paid and non-assessable Common Stock of the Company.

The foregoing opinion is subject to the following assumptions, exceptions, limitations, and qualifications:

     A. The foregoing opinion is limited to the laws of the State of Nevada presently in effect.

     B. We have assumed that all signatures on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or drafts of documents to be executed are complete, accurate, and authentic copies or drafts that conform (or upon execution of the originals, will conform) to authentic and executed originals, which facts we have not independently verified.

     C. We have assumed that the written consents to action without meeting of the directors that we have reviewed have not been amended, modified, or revoked since the time of their adoption, remain in full force and effect on the date hereof, and will remain in full force and effect on the date the Company is or becomes obligated to issue the Common Stock pursuant to the exercise of options issued under the Plan.

     D. We have assumed that at the time the Company is or becomes obligated to issue any Common Stock pursuant to the exercise of options issued under the Plan, the Company will have adequate authorized and unissued common stock to fulfill such obligations.

     E. The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Nevada law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that

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The  Board  of  Directors
COYOTE  VENTURES  CORP.
December  18,  2002
-------------------
Page  3  of  3

          may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

We understand that you wish to file this opinion as an exhibit to the Registration Statement filed by the Company and we consent to such filing and to the inclusion of this opinion in such Registration Statement. This opinion is rendered solely for your benefit in connection with the transactions herein described and, except as provided in the preceding sentence, may not, without our prior written consent, be furnished or quoted to any other person or entity.

Yours  truly,

/s/ CANE  O'NEILL  TAYLOR,  LLC

CANE  O'NEILL  TAYLOR,  LLC